UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.)

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[ ]	Soliciting Material Pursuant to § 240.14a-12.
ARISTOTLE FUNDS SERIES TRUST

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2023

Pacific Funds Small/Mid-Cap
Pacific Funds Small-Cap
Pacific Funds Small-Cap Value

Dear Shareholder,

The Pacific Funds Series Trust (“Pacific Funds”) funds (“PF Funds”) Special Meeting of Shareholders is to be held on April 10, 2023. I am pleased to report that your fellow shareholders have responded and have shown strong support for the Plan of Reorganization between Aristotle Funds Series Trust (“Aristotle Trust”) and Pacific Funds. Greater than 90% of the votes cast to date support the proposal.
Please join your fellow shareholders by taking a few minutes to sign, date and mail the enclosed proxy card in the prepaid envelope or follow the instructions below to vote by telephone or internet.
Your PF Funds investment has a unique shareholder base that is predominantly owned by retail investors. You and your fellow shareholders will have a substantial impact on the vote if you act early. Please see voting options below:

Vote by Phone by calling 1-833-290-2607 and speaking with a proxy voting specialist today. Our representatives are available weekdays from 10 a.m. to 11 p.m. Eastern time. You may also call the toll-free number on the enclosed card and follow the prompts.

:	Vote by Internet by visiting the internet address on the enclosed card and following the instructions.
*	Vote by Mail by completing, signing, and dating the enclosed card and returning it in the enclosed prepaid return envelope.

If you have any questions or need assistance in voting, please contact our proxy solicitor, Di Costa Partners ("DCP") at 1 (833) 290-2607. Please note that a DCP representative may call you to assist in voting.

Thank you,

/s/ Adrian S. Griggs
Adrian S. Griggs
President, Pacific Funds Series Trust